Exhibit 3.212

ARTICLES OF INCORPORATION

OF

SHARED GLOBAL DATA SYSTEMS, INC.

The undersigned natural person of the age of eighteen years or more, acting as the sole incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is Shared Global Data Systems, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act; and

In general, to have and exercise all of the powers conferred by the laws of Texas upon corporations formed under the Texas Business Corporation Act, and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is Five Thousand (5,000) shares, and the par value of each of such shares shall be One Cent ($.01). All such shares shall be of one class and shall be designated as Common Stock.

No shareholder shall have a preemptive right to acquire any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the corporation.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money paid, labor done, or property actually received.

ARTICLE SIX

The address of its initial registered office is 5251 Westheimer, Houston, Texas 77056 and the name of its initial registered agent at such address is Gerald Gulden.

ARTICLE SEVEN

The number of directors constituting the initial Board of Directors is one (1) and the name and address of the person who is to serve as the director of the corporation until the first annual meeting of the shareholders or until his successor is elected and qualified is:

Name	Address

John D. Chaney	5251 Westheimer Houston,
Texas 77056

The right of shareholders to cumulative voting in the election of directors is expressly prohibited.

ARTICLE EIGHT

The name and address of the incorporator is Jennifer L. Vogel, 3300 First City Tower, 1001 Fannin, Houston, Texas 77002.

ARTICLE NINE

Unless a Bylaw, adopted by the shareholders provides otherwise as to all or some portion of the corporation’s Bylaws, the corporation’s shareholders may amend, repeal or adopt the corporation’s Bylaws even though the Bylaws may also be amended, repealed or adopted by its Board of Directors.

ARTICLE TEN

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article Ten does not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Any repeal or amendment of this Article Ten by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of Texas hereafter enacted that further limits the liability of a director.

IN WITNESS WHEREOF, the undersigned has set her hand this 23rd day of July, 1991.

/s/ Jennifer L. Vogel
Jennifer L. Vogel

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION
OF

SHARED GLOBAL DATA SYSTEMS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Shared Global Data Systems, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by written consent of the sole director of the corporation on August 28th, 1991. The amendment amends Article One of the Articles of Incorporation to change its name from Shared Global Data Systems, Inc. to Shared Global Systems, Inc.

The amendment alters or changes Article One of the original Articles of Incorporation and the full text of each provision altered is as follows:

“ARTICLE ONE

The name of the corporation is Shared Global Systems, Inc.”

ARTICLE THREE

No shares of the corporation have been issued.

DATED: August 28th, 1991

SHARED GLOBAL DATA SYSTEMS, INC.

	By:	/s/ John D. Chaney
John D. Chaney
Sole Director